Exhibit 5.1

[VMU Letterhead]

June 16, 2009

Virgin Mobile USA, Inc.

10 Independence Boulevard

Warren, NJ 07059

Ladies and Gentlemen:

I have acted as counsel to Virgin Mobile USA, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company of up to 5,000,000 shares of Class A common stock, par value $0.01 per share (the “Shares”) pursuant to the Virgin Mobile USA, Inc. 2007 Omnibus Incentive Compensation Plan, as amended (the “Plan”).

I have examined the Registration Statement, the Second Amended and Restated Certificate of Incorporation of the Company and the Plan. I also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as I have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, I have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that (1) when the Board of Directors of the Company (the “Board”) has taken all necessary corporate action to authorize and approve the issuance of the Shares and (2) upon issuance and delivery in accordance with the Plan, the Shares will be validly issued, fully paid and nonassessable.

I do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Peter Lurie
Name: Peter Lurie
Title: General Counsel